Exhibit 10.16

The following executive officers have a percentage benefit multiplier under the Supplemental Executive Retirement Plan (the "Plan") of 2.4% or 2.0%, as indicated below, in lieu of the 1.6% of final average monthly remuneration benefit multiplier described in the Plan:

2.4%	2.0%

Stephen L. Gulis, Jr.	Pamela L. Linton
Blake W. Krueger	Nicholas P. Ottenwess
James D. Zwiers